Exhibit 99.1

Inotek Pharmaceuticals Announces Top-line Results of Phase 2 Fixed-dose Combination Trial of Trabodenoson and Provides Corporate Update

- Trabodenoson FDC Demonstrated Moderate IOP Reduction Over Latanoprost Alone When Dosed in the Morning, But Had Comparable Efficacy Dosed in the Afternoon, and at Day 56 –

- Company Evaluating Strategic Alternatives -

- Conference Call Scheduled for Monday, July 10, 2017, at 8:30 am ET -

LEXINGTON, Mass –July 7, 2017 –Inotek Pharmaceuticals Corporation (NASDAQ: ITEK), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of therapies for ocular diseases, today announced top-line results of the Phase 2 fixed-dose combination (FDC) trial of trabodenoson and latanoprost for the treatment of glaucoma. The trial was designed to assess the benefit/risk profile of the different fixed-dose combinations being evaluated. It was not powered for statistical differences among doses. After 28 Days of once-daily morning treatment (QAM), the fixed combination of trabodenoson 3% and latanoprost 0.005% showed a 1.2 mmHg improvement in intraocular pressure (IOP) reduction compared to the latanoprost 0.005% alone (p=0.061 for the mean comparison, p=0.020 for the median comparison). However, at Day 56, after 4 additional weeks of treatment and night-time dosing (QPM), no meaningful clinical advantage in IOP reduction for the fixed dose combinations was observed.

“While the top-line results, which we received and analyzed over the past week, demonstrated a good safety and tolerability profile of the fixed-dose combinations of trabodenoson and latanoprost, the efficacy of the FDC was only marginally differentiated from that of latanoprost alone. When dosed in the AM and examined on Day 28, the trabodenoson 3%/latanoprost 0.005% combination showed 1.2 mmHg additivity to commercial latanoprost. However by Day 56, while the IOP lowering effect of latanoprost improved by 1.3 mmHg, the fixed dose combination of trabodenoson/latanoprost remained unchanged. Therefore, the addition of trabodenoson to latanoprost offered no clinically meaningful advantage in eye pressure reduction over latanoprost alone,” commented David P. Southwell, President and Chief Executive Officer of Inotek. “Based on these results and the results previously reported for our Phase 3 MATrX-1 monotherapy trial, we are evaluating the future clinical potential of trabodenoson, as well as other strategic options.”

Mr. Southwell continued, “We remain focused on the interests of Inotek shareholders and are committed to enhancing shareholder value. Inotek is well-capitalized with an estimated $109M in cash and marketable securities as of the end of the second quarter of 2017.”

Inotek also announced today that it is exploring its strategic alternatives. It has engaged Perella Weinberg Partners as a financial advisor to assist with the strategic review process. There can be no assurance a transaction will result from this process and Inotek does not intend to disclose additional details unless and until it has entered into a specific transaction or otherwise determines that further disclosure is appropriate.

About the Phase 2 Fixed-dose Combination Trial of Trabodenoson and Latanoprost

The randomized, double-masked, Phase 2 dose-ranging trial assessed the overall benefit/risk profile of binocular topical application of different daily doses of trabodenoson (3.0% and 6.0%) when combined with latanoprost (0.005% or 0.0025%) for eight weeks in patients with ocular hypertension or primary open-angle glaucoma.

Three FDCs of trabodenoson and latanoprost were investigated as well as two separate concentrations of latanoprost alone. The treatments were: trabodenoson 6%/latanoprost 0.005%, trabodenoson 3%/latanoprost 0.005%; trabodenoson 6%/latanoprost 0.0025%; latanoprost 0.005%; and latanoprost 0.0025%. Trabodenoson doses were selected to optimize IOP lowering, while maintaining the favorable tolerability and safety profile observed to date. Latanoprost doses were selected based on efficacy and safety profiles, which vary based on dose.

The trial enrolled 201 subjects (original enrollment was exceeded due to a lower than anticipated screen failure rate) with an IOP greater than or equal to 25 mmHg and less than or equal to 34 mmHg; which represents the patients most likely to receive treatment for glaucoma or ocular hypertension. Following a placebo run-in period, treatment was administered to both eyes for a total of eight weeks.

The primary endpoint of the FDC trial measured IOP reduction from diurnal baseline for a two month treatment period. The treatment period was divided into two four-week periods consisting of double-masked AM or PM dosing. The table below has the Daily IOP Change from Diurnal Baseline for the trial.

Treatment	After 4 weeks QAM (LS Mean)	After 4 weeks QPM (LS Mean)	Significance vs LTN 0.005% LS Mean		Significance vs LTN 0.005% Median
			QAM	QPM	QAM	QPM
Trabo 6%/LTN 0.005%	-6.3 mmHg	-6.2 mmHg	0.367	0.219	0.175	0.275
Trabo 3%/LTN 0.005%	-6.9 mmHg	-7.0 mmHg	0.061	0.999	0.020	0.791
Trabo 6%/LTN 0.0025%	-5.8 mmHg	-6.4 mmHg	0.612	0.527	0.695	0.893
LTN 0.005%	-5.7 mmHg	-7.0 mmHg
LTN 0.0025%	-5.5 mmHg	-5.9 mmHg
All 3 FDC vs LTN 0.005%			0.226	0.374	0.109	0.244
Trabo 6%/LTN 0.005% and Trabo 3%/LTN 0.005% vs LTN 0.005%			0.107	0.477	0.032	0.432

Top-line results suggest that after 28 days of AM dosing, the FDC composed of trabodenoson 3%/latanoprost 0.005% provided greater IOP lowering when compared to latanoprost alone. However, by Day 56, after 4 weeks of PM dosing, no clinical meaningful additivity was observed. This was driven by the fact that the efficacy of PM latanoprost improved by 1.3 mmHg from Day 28 to Day 56.

There were no significant safety or tolerability events reported, consistent with previous trials of trabodenoson. The most common adverse event for the fixed-dose combination was urinary tract infection (12.7% in overall trabodenoson/latanoprost combinations, 12.2% in latanoprost 0.005%, and 11.9% in latanoprost 0.0025%). Only 1 subject discontinued the trial due to a treatment-related adverse event, and this subject was randomized to the latanoprost 0.0025% monotherapy group (2.4% of this group). There were no discontinuations in any of the FDC groups and the incidence of hyperemia between the overall trabodenoson/latanoprost combinations and the latanoprost alone groups were similar which continues to support that trabodenoson is not associated with hyperemia.

For more information on the trial, please visit www.clinicaltrials.gov/ct2/show/NCT02829996.

Conference Call Information

Inotek will host a conference call and webcast on Monday, July 10, 2017, at 8:30 am ET to discuss the top-line results from the FDC trial. To participate in the conference call, please dial (844) 358-9183 in the U.S. or (478) 219-0400 outside of the U.S. five minutes prior to the start of the call and provide the Conference ID: 51052887, or access the listen-only webcast by visiting the Company’s website www.inotekpharma.com.

An archive of today’s conference call will be available shortly after the conclusion of the call and accessed by dialing (855) 859-2056 in the U.S. or (404) 537-3406 outside of the U.S. and referencing the Conference ID: 51052887, or by visiting Inotek’s website. The audio replay will be available for two weeks following the call and the webcast for thirty days.

About Inotek Pharmaceuticals Corporation

Inotek Pharmaceuticals is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of therapies for glaucoma and other eye diseases. For more information, please visit www.inotekpharma.com. The inclusion of our website address here and elsewhere in this press release does not include or incorporate by reference the information on our website into this press release.

Forward-Looking Statements

Various statements in this release concerning Inotek’s future expectations, plans and prospects, including without limitation, Inotek’s expectations regarding the use of trabodenoson and its fixed-dose combination (FDC) program with latanoprost as treatments for primary open-angle glaucoma or ocular hypertension; Inotek’s expectations regarding reporting top-line data of its Phase 2 trial for its FDC; Inotek’s expectations with respect to the timing and success of its clinical studies and pre-clinical studies for trabodenoson its FDC, orphan diseases, and the possibility of selective adenosine mimetics to address optic neuropathies and other degenerative retinal diseases, including NAION, and to improve the patho-physiology associated with dry eye disease; may constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws and are subject to substantial risks, uncertainties and assumptions. You should not place reliance on these forward looking statements, which often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “will give,” “estimate,” “seek,” “will,” “may,” “suggest” or similar terms, variations of such terms or the negative of those terms. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee such outcomes. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation, Inotek’s ability to successfully demonstrate the efficacy and safety of trabodenoson, its FDC program, its pre-clinical studies for orphan diseases, or selective adenosine mimetics to address optic neuropathies and other degenerative retinal diseases, including NAION, and to improve the patho-physiology associated with dry eye disease, the pre-clinical and clinical results for its product candidates, which may not support further development and marketing approval, the potential advantages of Inotek’s product candidates, actions of regulatory agencies, which may affect the initiation, timing and progress of pre-clinical studies and clinical trials of its product candidates, Inotek’s ability to obtain, maintain and protect its intellectual property, Inotek’s ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties, the timing, cost or other aspects of a potential commercial launch of Inotek’s product candidates and potential future sales of our current product candidates or any other potential products if any are approved for marketing, competition from others developing products for similar uses, Inotek’s ability to manage operating expenses, Inotek’s ability to obtain additional funding to support its business activities and establish and maintain strategic business alliances and new business initiatives, Inotek’s ability to identify and execute on its strategic alternatives, Inotek’s dependence on third parties for development, manufacture, marketing, sales and distribution of product candidates, the outcome of litigation, and unexpected expenditures, as well as those risks more fully discussed in the section entitled “Risk Factors” in Inotek’s most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission as well as discussions of potential risks, uncertainties, and other important factors in Inotek’s subsequent filings with the Securities and Exchange Commission. Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Inotek Contact:

Claudine Prowse, Ph.D., 781-552-4305

Vice President, Corporate Development and IRO

IR@inotekpharma.com